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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LPL Investment Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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One Beacon Street
Boston, MA 02108-3106
April 4, 2011

Dear Stockholders:

        On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of LPL Investment Holdings Inc. The meeting will be held on Thursday, May 19, 2011, at 4:00 p.m., Pacific Daylight Time at the offices of LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121. Holders of record of our common stock as of March 30, 2011, are entitled to notice of and to vote at the 2011 Annual Meeting.

        The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

        We are pleased to be furnishing these materials to our stockholders via the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to you on or about April 4, 2011.

        YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

        You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.

        We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.

        Thank you for your continued support of LPL Investment Holdings Inc.

Sincerely,

Mark S. Casady Chairman and CEO

LPL INVESTMENT HOLDINGS INC.
One Beacon Street
Boston, Massachusetts 02108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of LPL Investment Holdings Inc. will be held on Thursday, May 19, 2011, at 4:00 p.m., Pacific Daylight Time, at the offices of LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121.

        The purpose of the meeting is to:

  1.
  Elect nine directors to the Board of Directors of LPL Investment Holdings Inc.;

  2.
  Ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm;

  3.
  Hold an advisory vote on executive compensation;

  4.
  Hold an advisory vote on frequency of executive compensation advisory votes; and

  5.
  Consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.

        Only stockholders of record at the close of business on March 30, 2011 will be entitled to vote at this annual meeting and any postponements or adjournments thereof. Information relating to the matters to be considered and voted on at the annual meeting is set forth in the Proxy Statement accompanying this Notice.

        Everyone attending the 2011 Annual Meeting of Stockholders will be required to present both proof of ownership of LPL Investment Holdings Inc. common stock and valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker, or other holder of record, you will need a recent brokerage statement or letter from a bank reflecting stock ownership as of the record date. If you do not have both proof of ownership of LPL Investment Holdings Inc. common stock and valid picture identification, you may not be admitted to the Annual Meeting.

        Cameras and electronic recording devices are not permitted at the Annual Meeting.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET OR TELEPHONE AS DESCRIBED HEREIN OR BY SIGNING AND RETURNING YOUR PROXY CARD.

By Order of the Board of Directors,

Stephanie L. Brown Secretary

Boston, Massachusetts
April 4, 2011

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011:

        THIS PROXY STATEMENT AND LPL INVESTMENT HOLDINGS INC.'S 2010 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH YOU HAVE RECEIVED FROM BNY MELLON SHAREOWNER SERVICES.

GENERAL INFORMATION	1
PROPOSAL 1: ELECTION OF DIRECTORS	5
INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE	10
BOARD OF DIRECTOR COMPENSATION	15
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
COMPENSATION DISCUSSION AND ANALYSIS	17
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS	24
COMPENSATION OF NAMED EXECUTIVE OFFICERS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	41
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	42
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES	43
STOCKHOLDER PROPOSALS AND OTHER MATTERS	44
OTHER INFORMATION	44

LPL INVESTMENT HOLDINGS INC.
 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Introduction

        This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value ("Common Stock"), of LPL Investment Holdings Inc., a Delaware corporation (the "Company") in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2011 Annual Meeting of Stockholders (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 19, 2011, at the offices of LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121at 4:00 p.m., Pacific Daylight Time. Stockholders who wish to attend the Annual Meeting in person must follow the instructions under the section below entitled "Attending the Annual Meeting."

Record Date, Shares Outstanding, and Quorum

        On March 30, 2011, the record date for the Annual Meeting, there were 108,840,975 issued and outstanding shares of Common Stock. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. The presence in person or by proxy of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients' proxies only on routine matters. At our Annual Meeting, only the ratification of our auditors is a routine matter. Each share of Common Stock is entitled to one vote.

Notice of Electronic Availability of Proxy Statement and Annual Report

        As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about April 4, 2011, a Notice of Internet Availability of Proxy Materials (the "Notice") was mailed to stockholders of record at the close of business on March 30, 2011 (the "record date"). We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each record holder of Common Stock. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

Attending the Annual Meeting

        We invite all stockholders to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name directly registered with our transfer agent, BNY Mellon Shareowner Services, you must bring identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in "street name," which means that the shares are held for your benefit in the name of a broker, bank, or other intermediary, you must bring a brokerage account statement or letter from your broker, bank, or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting. Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

        If you do not have both proof of ownership of LPL Investment Holdings Inc. stock and valid picture identification, you may not be admitted to the Annual Meeting.

        If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name, phone number, and email address in your response. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.

Manner of Voting

        If you are a record holder of our Common Stock, you may vote in one of the following ways:

  •
  By Internet:  by following the Internet voting instructions included in the proxy card at any time up until 8:59 p.m., Pacific Daylight Time, on May 18, 2011.

  •
  By Telephone:  by following the telephone voting instructions included in the proxy card at any time up until 8:59 p.m., Pacific Daylight Time, on May 18, 2011.

  •
  By Mail:  by marking, dating, and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

  •
  In Person:  by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

        If you are a beneficial owner of our Common Stock, you can vote in the following way:

  •
  If your shares are held in street name through a broker, bank, or other intermediary, your broker, bank, or other intermediary should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as instructed by your broker, bank, or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

        Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election as directors of the nominees named in this proxy statement; "FOR" the ratification of the selection for Deloitte & Touche LLP as our independent registered public accounting firm; "FOR" the proposal regarding an advisory vote on executive compensation; and "EVERY THREE YEARS" for the advisory vote on frequency of executive compensation advisory votes.

        Our management and Board of Directors know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Voting Requirements

        If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Since a beneficial owner is not the record holder of Common Stock, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Proposal One—Election of Directors

        In the election of directors, directors are elected by a plurality of the votes cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

Proposal Two—Ratification of Appointment of Deloitte & Touche LLP

        The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. A vote to abstain will have the same effect as a vote against the proposal. A broker non-vote will have no effect on the outcome of the proposal.

Proposal Three—Advisory Vote on Executive Compensation

        The proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended December 31, 2010, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. The vote is advisory and non-binding in nature but our Compensation and Human Resources Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Four—Advisory Vote on the Frequency of a Stockholder Vote on Executive Compensation

        The proposal on whether advisory votes on executive compensation should be conducted annually, biennially or triennially will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of "FOR" votes will be considered the advisory vote of the Company's stockholders. Abstentions and broker non-votes will not count as votes cast "FOR" or "AGAINST" any frequency choice, and will have no direct effect on the outcome of this proposal.

Revocation of Proxies

        If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by filing a duly executed proxy bearing a later date, or by sending written notice of revocation to our Corporate Secretary at LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108. A stockholder of record who voted by the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.

Solicitation of Proxies

        The Board of Directors of LPL Investment Holdings Inc. is soliciting proxies. We have hired BNY Mellon Shareholder Services to assist in the solicitation of proxies at a cost of approximately $15,000 plus out-of-pocket expenses. We will bear the entire cost of proxy solicitation. Stockholders who elect to vote over the Internet or telephone may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 8:59 p.m. Pacific Daylight Time on May 18, 2011.

Householding

        Only one set of proxy materials is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. You may make a written or oral request by sending a written notification to our principal executive offices at One Beacon Street, Boston, Massachusetts 02108, or by calling our offices at (617) 423-3644, and stating your name, your shared address and the address to which we should direct the additional copy of the information statement. If multiple stockholders sharing an address have received one copy of the proxy materials and would prefer us to mail each stockholder a separate copy of future mailings, you should contact your bank, broker or other intermediary, or you may contact our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the proxy materials and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.

Access to Corporate Documents

        Stockholders may receive a copy of our 2010 Annual Report on Form 10-K or copies of our Audit Committee charter, Compensation and Human Resources Committee Charter, Nominating and Governance Committee Charter, and Code of Ethics, free of charge, by writing to us at the following address:

LPL Investment Holdings Inc.
One Beacon Street
Boston, MA 02108

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board of Directors presently consists of eight independent directors and one affiliated director. All of the present members of the Board of Directors have been proposed for re-election.

        The nine directors to be elected are to hold office until the Annual Meeting of Stockholders in 2012 and until their respective successors shall have been elected.

        Nominations to our Board of Directors are governed by our bylaws and our Stockholders Agreement, dated November 23, 2010, ("Stockholders Agreement"), by and among the Company, Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, L.P., TPG Partners IV, L.P. and the other signatories party thereto. Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. shall together be referred to as "H&F." TPG Partners IV, L.P. shall be referred to as "TPG Capital." TPG Capital and H&F shall be collectively referred to as the "Majority Holders."

        The Stockholders Agreement provided that concurrent with its effectiveness at the closing of our initial public offering, the Company and the Majority Holders would cause our Board of Directors to initially consist of nine Directors, including the following: (i) two individuals designated by H&F, (ii) two individuals designated by TPG Capital, (iii) Mark Casady, (iv) James Putnam, and (v) three independent directors who meet the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Stockholders Agreement further provides that so long as certain ownership thresholds have been met, the stockholders who are party to the Stockholders Agreement shall vote to cause the Board of Directors to consist at least of (i) two individuals designated by H&F and (ii) two individuals designated by TPG Capital.

        Each of our nominees to the Board of Directors has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment, but in no event will proxies be voted for more than nine nominees for director. We know of no reason why the nominees would not be able to serve if elected.

Director Qualifications and Experience

        We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company's current and evolving business circumstances. The Board of Directors seeks directors with established records of significant accomplishment in business and areas relevant to our strategies. We seek individuals with integrity, independence of thought and judgment, energy, forthrightness, analytical skills, and a commitment to the Company and the interests of all stockholders. We believe that all of our director nominees possess these characteristics.

        Although we do not have a separate policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Board of Directors believes that the current composition of the Board reflects a group of highly talented individuals with diverse skills, background, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its stockholders.

Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders

        Our Nominating and Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices (i) no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year's annual meeting; or (ii) if there was no annual meeting in the prior year or if the date of the current year's annual meeting is more than 30 days before or after the anniversary date of the prior year's annual meeting, on or before 10 days after the day on which the date of the current year's annual meeting is first disclosed in a public announcement. Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company's Corporate Secretary. Electronic submissions will not be considered.

Board of Director Nominees

        The following pages contain biographical and other information about our director nominees. Following each nominee's biographical information is information concerning the particular experience, qualifications, attributes, and/or skills that led the Board of Directors to determine that each nominee should serve as a director.

Mark S. Casady—Chief Executive Officer, Director and Chairman of the Board Since 2005

        Mr. Casady, 50, is chairman of the board of directors and our chief executive officer. He joined us in May 2002 as chief operating officer, became our president in April 2003, and became our chief executive officer and chairman in December 2005. Before joining our firm, Mr. Casady was managing director, mutual fund group for Deutsche Asset Management, Americas—formerly Scudder Investments. He joined Scudder in 1994 and held roles as managing director, Americas; head of global mutual fund group, and head of defined contribution services. He was also a member of the Scudder, Stevens and Clark Board of Directors and Management Committee. He is former chairman and a current board member of the Insured Retirement Institute and serves on FINRA's board of governors. Mr. Casady received his B.S. from Indiana University and his M.B.A. from DePaul University.

        Mr. Casady's pertinent experience, qualifications, attributes, and skills include his:

  •
  unique perspective and insights into our operations as our current chairman and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges;

  •
  operating, business, and management experience as chief executive officer; and

  •
  expertise in the financial industry, underscored by his current role as a member of the board of governors of FINRA and a member of the board of the Insured Retirement Institute.

James S. Putnam, Director and Vice Chairman of the Board Since 2005

        Mr. Putnam, 56, has been chief executive officer of Global Portfolio Advisors ("GPA") since September 2004. He has served on the board of directors of GPA since 1998, and has been director and vice chairman since December 2005. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, attraction, retention, and management of LPL Financial advisors. He was also responsible for marketing and all product sales. Mr. Putnam began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam received a B.A. Law Enforcement Administration from Western Illinois University.

        Mr. Putnam's pertinent experience, qualifications, attributes, and skills include his:

  •
  unique current and historical perspective and insights into our operations as our current Vice Chairman and our former managing director of national sales;

  •
  operating, business and management experience as a current chief executive officer at GPA; and

  •
  expertise in the financial industry and deep familiarity with our advisors.

Richard W. Boyce, Director Since 2009

        Mr. Boyce, 56, has been a partner at TPG Capital since 1997. He founded and leads TPG Capital's Operating Group, which drives performance improvement across all TPG Capital companies. In his first role with TPG Capital, he served as chief executive officer of J. Crew Group, Inc., from 1997 to 1999, and as a board member from 1997 to 2006. He became chairman of Burger King Corporation in 2002 and served on that board through 2010. He also serves on the board of Direct General Corporation. Prior to joining TPG Capital, Mr. Boyce was employed by PepsiCo. Inc. from 1992 to 1997, including as senior vice president of operations for Pepsi-Cola North America. He has previously served on the boards of directors of several other TPG Capital companies, including Del Monte Foods, ON Semiconductor and Gate Gourmet. Mr. Boyce received a B.S.E. from Princeton University in 1976 and received his M.B.A. from the Stanford Graduate School of Business in 1980.

        Mr. Boyce's pertinent experience, qualifications, attributes, and skills include his:

  •
  high level of financial, operating and management experience, gained through his roles as chief executive officer of J. Crew Group, Inc. and chairman of the board of directors of Burger King Corporation;

  •
  high level of financial literacy gained through his investment experience as a partner at TPG Capital; and

  •
  knowledge and experience gained through service on the board of other public companies.

John J. Brennan, Director Since 2010

        Mr. Brennan, 56, is chairman emeritus and senior advisor of The Vanguard Group, Inc. Mr. Brennan joined Vanguard in July 1982. He was elected president in 1989 and served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is a member of the board of directors of The Hanover Insurance Group, Inc.; chairman of the Financial Accounting Foundation; a governor of FINRA; a director of the United Way of Southeastern Pennsylvania; and a trustee of the University of Notre Dame and King Abdullah University of Science and Technology. He graduated from Dartmouth College and received his M.B.A. from the Harvard Business School. He has received honorary degrees from Curry College and Drexel University.

        Mr. Brennan's pertinent experience, qualifications, attributes, and skills include his:

  •
  high level of financial literacy and operating and management experience, gained through his roles as chief executive officer and as chairman of the board of directors of The Vanguard Group, Inc. and through his service with the Financial Accounting Foundation; and

  •
  expertise in the financial industry, underscored by his current role as a member of the board of governors of FINRA.

Erik D. Ragatz, Director Since 2009

        Mr. Ragatz, 38, is a managing director at Hellman & Friedman LLC. His primary areas of focus are the energy/industrials, financial services, and healthcare industries. He is a director of Sheridan Holdings, Inc., Associated Materials, LLC, where he serves as chairman of the board, and Goodman Global, Inc., where he serves as chairman of the board. Mr. Ragatz was formerly a Director of Texas Genco LLC. He was also active in Hellman & Friedman LLC's investments in Arch Capital Group Ltd.; Digitas, Inc.; Gaztransport et Technigaz S.A.S.; and NASDAQ Stock Market LLC. Prior to joining Hellman & Friedman LLC in 2001, Mr. Ragatz was employed by Bain Capital in Boston and Sydney, Australia. Previously he worked as a management consultant for Bain & Company in San Francisco. Mr. Ragatz graduated from Stanford University where he was elected to Phi Beta Kappa. He earned an M.B.A. from the Stanford Graduate School of Business.

        Mr. Ragatz's pertinent experience, qualifications, attributes, and skills include his:

  •
  high level of financial literacy gained through his investment experience as a managing director at Hellman & Friedman LLC; and

  •
  experience on other company boards and board committees, including his role as chairman of the board at Goodman Global, Inc.

James S. Riepe, Director Since 2008

        Mr. Riepe, 67, is a senior advisor and retired vice chairman of the board of directors of T. Rowe Price Group, Inc. ("TRP"), where he worked for nearly 25 years. Previously, he served on TRP's management committee, oversaw TRP's mutual fund activities, and served as chairman of the T. Rowe Price Mutual Funds. He served as chairman of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of The NASDAQ OMX Group, Genworth Financial Inc., UTI Asset Management Company of India, and the Baltimore Equitable Society. He also served as chairman of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.

        Mr. Riepe's pertinent experience, qualifications, attributes, and skills include his:

  •
  high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chairman of the board of directors of T. Rowe Price Group, Inc.;

  •
  expertise in the financial industry, underscored by his 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chairman of the board of governors of the Investment Company Institute; and

  •
  knowledge and experience gained through service on the board of other public companies.

Richard P. Schifter, Director Since 2005

        Mr. Schifter, 58, has been a partner at TPG Capital since 1994. Prior to joining TPG Capital, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the boards of directors of American Beacon Advisors, Inc.; Ariel Reinsurance Company Ltd.; Bristol Group; EverBank Financial Corp.; ProSight Global, Inc.; and Republic Airways and on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Mr. Schifter earned a B.A., with distinction, from George Washington University and graduated cum laude from the University of Pennsylvania Law School.

        Mr. Schifter's pertinent experience, qualifications, attributes, and skills include his:

  •
  high level of financial literacy gained through his investment experience as a partner at TPG Capital;

  •
  experience on other company boards and board committees; and

  •
  nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

Jeffrey E. Stiefler, Director Since 2006

        Mr. Stiefler, 64, serves as a venture partner for Emergence Capital Partners, as chairman of Fifth Third Processing Services, Touch Commerce, and Logic Source, and as a director of Verifone and Taleo. Previously, he was chairman, CEO and president of Digital Insight from 2003 through 2007. From 1995 to 2003, Mr. Stiefler served as an advisor to two private equity firms, McCown DeLeeuw and Company and North Castle Partners. He also served as vice-chairman of Walker Digital Corporation and was a director of Education Lending Group. Prior to 1995, Mr. Stiefler was president and a director of American Express Company and president and CEO of IDS Financial Services Corporation (which became American Express Financial Advisors and then Ameriprise). Previously, he held leadership positions with Citicorp and Boise Cascade Corporation. Mr. Stiefler served as director or trustee of a number of philanthropic institutions, including The Salk Institute, Minnesota Business Partnership, Minneapolis Symphony, and Carlson School of Management. He received his B.A. from Williams College and M.B.A. from the Harvard Business School.

        Mr. Stiefler's pertinent experience, qualifications, attributes, and skills include his:

  •
  high level of financial literacy and operating and management experience, gained through his roles as chief executive officer, advisor, and director of various corporations; and

  •
  expertise in the financial industry, underscored by his experience as president and director of American Express Company and president and chief executive officer of IDS Financial Services Corporation.

Allen R. Thorpe, Director Since 2005

        Mr. Thorpe, 40, is a managing director of Hellman & Friedman LLC and leads Hellman & Friedman LLC's New York office. His primary areas of focus are financial services and healthcare. He is a director of Emdeon Inc.; Sheridan Holdings; Inc.; and Mondrian Holdings Ltd., and is a member of the advisory board of Grosvenor Capital Management Holdings, LLLP and Artisan Partners Holdings LP. He was formerly a director of portfolio companies Gartmore Investment Management Limited, Mitchell International, Vertafore Inc., and Activant Solutions, Inc. Prior to joining Hellman & Friedman LLC in 1999, Mr. Thorpe was a vice president with Pacific Equity Partners and a manager at Bain & Company. Mr. Thorpe graduated from Stanford University and earned an M.B.A. from the Harvard Business School where he was a Baker Scholar.

        Mr. Thorpe's pertinent experience, qualifications, attributes, and skills include his:

  •
  high level of financial literacy gained through his investment experience as a managing director at Hellman & Friedman LLC; and

  •
  knowledge and experience gained through service on the boards of other public companies including those in the financial services sector.

        In the vote on the election of the director nominees, stockholders may:

  •
  Vote FOR all nominees;

  •
  WITHHOLD votes for all nominees; or

  •
  WITHHOLD votes as to specific nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE

        During 2010, the Board of Directors held 14 meetings, of which 10 were held by conference call. All directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors during 2010 and (b) the total number of meetings held by all committees of the Board on which the director served during 2010.

        Our Corporate Governance Guidelines provide that each director who is up for election is expected to attend the annual meeting of stockholders. This will be our first annual meeting of stockholders as a listed company, and it is our expectation that each of our directors will be in attendance.

Corporate Governance, Committee Charters, and Code of Ethics

        We are committed to the highest standards of corporate governance. Our Board of Directors has adopted a set of Corporate Governance Guidelines to set clear parameters for the operation of our board functions. Our Board of Directors has also adopted charters of each of the Board's committees as described below. We have adopted a Code of Ethics and Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Copies of our committee charters, our Corporate Governance Guidelines, our Code of Ethics, and our Code of Conduct are available, free of charge, by writing to us at the following address:

LPL Investment Holdings Inc.
One Beacon Street
Boston, MA 02108

        Our committee charters, our Corporate Governance Guidelines, our Code of Ethics, and our Code of Conduct are also available on our website at www.lpl.com. If we make any substantive amendments to, or grant any waivers from, the Code of Ethics for any director or officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Director Independence

        The listing standards of The NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company's audit, compensation and human resources and nominating and governance committees are independent, and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. In addition to complying with all of the independence criteria set forth in Rule 10A-3 under the Exchange Act, Rule 5605(a)(2) of the listing rules of The NASDAQ Global Select Market further provides that a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Boyce, Brennan, Putnam, Ragatz, Riepe, Schifter, Stiefler and Thorpe are independent directors under the applicable rules of the SEC and The NASDAQ Global Select Market. Messrs. Riepe, Stiefler and Brennan are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In accordance with listing standards of The NASDAQ Global Select Market, a majority of our directors are independent.

Board Composition and Leadership Structure of the Board of Directors

        Our business and affairs are managed under the direction of the Board of Directors. Our Board of Directors is currently composed of nine directors. Under our certificate of incorporation, the authorized number of directors may be changed only by resolution of the Board of Directors, provided that until the Majority Holders cease collectively to beneficially own 40% or more of the outstanding shares of Common Stock, the number of directors shall not be increased without, in addition to any other vote otherwise required by law, the affirmative vote or written consent of at least 60% of the outstanding shares of Common Stock. At each annual meeting of stockholders, the directors will be elected to serve until the earlier of their death, resignation or removal, or until their successors have been elected and qualified. Vacancies and newly-created directorships on the board may be filled by the remaining directors, and until the Majority Holders cease collectively to beneficially own 40% or more of the outstanding shares of Common Stock, vacancies on the board may also be filled by holders of a majority of the outstanding shares of Common Stock.

        Our certificate of incorporation provides that at the first annual meeting after the first date on which the Majority Holders cease to beneficially own at least 40% of the outstanding shares of Common Stock, the board shall be divided into three classes with staggered three-year terms.

        For as long as the Majority Holders continue to own beneficially 40% or more of the outstanding shares of Common Stock, directors may be removed with or without cause by holders of a majority of the outstanding shares of Common Stock. Following the first time when the Majority Holders cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock and our board is divided into three classes as described above, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

        The Board does not have a fixed policy regarding the separation of the offices of chairman of the Board and chief executive officer and believes that it should maintain the flexibility to select the chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chairman of the Board and the chief executive officer are combined, with Mr. Casady serving as chairman and CEO. He has served in this role since December 2005. With 29 years of experience in the financial services industry, including nine years with us, Mr. Casady has the knowledge, expertise, and experience to understand the opportunities and challenges facing us, as well as the leadership and management skills to promote and execute our values and strategy.

        Because Mr. Casady is not an independent director under the NASDAQ rules and because Mr. Thorpe's qualifications include his knowledge and experience gained through his service on the boards of other public companies, the Board of Directors has appointed Mr. Thorpe as lead director. Mr. Thorpe performs many of the functions that an independent chairman would perform for the Company. His principal responsibilities include serving as a key source of communication between the independent directors and the Chief Executive Officer, and coordinating the agenda for and leading meetings of the independent directors, as needed. The Company believes that having the same person serve as Chief Executive Officer and Chairman focuses leadership, responsibility and accountability in a single person and that having a lead director provides for effective checks and balances and the ability of the independent directors to work effectively in the board setting.

Board Committees

        The current standing Committees of the Board of Directors are the audit committee (the "Audit Committee"), the nominating and governance committee (the "Nominating and Governance Committee"), and the compensation and human resources committee (the "Compensation Committee"), with the composition and responsibilities described below. The members of each committee are appointed by the board of directors and serve until their successor is elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. Each of the committees of our Board is chaired by an independent director.

Audit Committee

        Our Audit Committee is composed of the following members: John J. Brennan, James S. Riepe, and Jeffrey E. Stiefler. Mr. Brennan serves as the Chairperson of the Audit Committee.

        Each member of our Audit Committee is independent under the listing standards of The NASDAQ Global Select Market and under Rule 10A-3 of the Exchange Act. None of the directors on our Audit Committee is or has been an employee of ours or any of our subsidiaries. None of our Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. All members of our Audit Committee meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the company's balance sheet, income statement and cash flow statement. Our board has affirmatively determined Mr. Brennan qualifies as an audit committee financial expert under the applicable requirements of the rules and regulations of the SEC.

        Our Audit Committee met 10 times in 2010.

        Our Audit Committee is responsible for, among other things:

  •
  selecting the independent auditors;

  •
  pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent auditors;

  •
  at least annually, obtaining and reviewing a report of the independent auditors describing the audit firm's internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

  •
  annually evaluating the qualifications, performance and independence of the independent auditors;

  •
  discussing the scope of the audit and any problems or difficulties;

  •
  setting policies regarding the hiring of current and former employees of the independent auditors;

  •
  reviewing and discussing the annual audited and quarterly unaudited financial statements and "Management's Discussion and Analysis of Financial Conditions in Results of Operations" with management and the independent auditor;

  •
  discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;

  •
  discussing policies governing the process by which risk assessment and risk management is to be undertaken;

  •
  reviewing disclosures made by the chief executive officer and chief financial officer regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;

  •
  reviewing internal audit activities and qualifications of the internal audit function;

  •
  establishing procedures for receipt, retention and treatment of complaints received by us regarding accounting, auditing or internal controls and the submission of anonymous employee concerns regarding accounting and auditing;

  •
  discussing with our general counsel legal matters that could reasonably be expected to have a material impact on business or financial statements;

  •
  approving all related party transactions;

  •
  periodically reviewing and reassessing the Audit Committee charter;

  •
  providing information to our board of directors that may be relevant to the annual evaluation of performance and effectiveness of the board of directors and its committees; and

  •
  preparing the audit committee report required by the SEC to be included in our annual report on Form 10-K or our proxy or information statement.

        The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.

Nominating and Governance Committee

        The Nominating and Governance Committee of our board of directors consists of James S. Riepe, Richard P. Schifter, and Allen R. Thorpe. Mr. Schifter serves as Chairperson of the Nominating and Governance Committee. All members are independent under the listing standards of The NASDAQ Global Select Market. Our Nominating and Governance Committee was formed in connection with our initial public offering and therefore did not meet in 2010.

        The Nominating and Governance Committee is responsible for and oversees:

  •
  recruiting and retention of qualified persons to serve on our board of directors,

  •
  proposing such individuals to the board of directors for nomination for election as directors,

  •
  evaluating the performance, size and composition of our board of directors, and

  •
  compliance activities.

        Our board of directors has adopted a written charter under which the Nominating and Governance Committee shall operate.

Compensation and Human Resources Committee

        Our Compensation Committee is composed of the following members: John J. Brennan, Richard W. Boyce, James S. Riepe, and Allen R. Thorpe. Mr. Thorpe serves as the Chairperson of the Compensation Committee. Our board of directors has affirmatively determined that each member meets the definition of "independent director" under the listing requirements of The NASDAQ Global Select Market. Our Compensation Committee met five times in 2010.

        The Compensation Committee is responsible for:

  •
  reviewing and approving corporate and individual goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

  •
  reviewing and approving executive officer compensation;

  •
  reviewing and approving the chief executive officer's compensation based upon the Compensation Committee's evaluation of the chief executive officer's performance;

  •
  making recommendations to the board of directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

  •
  making recommendations to the board of directors regarding compensation of the board members and its committee members;

  •
  reviewing and discussing with management the compensation discussion and analysis to be included in our filings with the SEC and preparing an annual compensation committee report for inclusion in our annual proxy statement;

  •
  reviewing and approving generally any significant non-executive compensation and benefits plans;

  •
  reviewing our significant policies, practices and procedures concerning human resource-related matters; and

  •
  overseeing any other such matters as the board of directors shall deem appropriate from time to time.

        The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial, or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee may also delegate to one or more of our executive officers the power to grant options or other equity awards, and amend the terms of such awards, pursuant to our equity plans.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Risk Management and Compensation Policies and Practices

        We have established various committees of the board of directors to manage the risks associated with our business. Our Audit Committee was established for the primary purpose of overseeing (i) the integrity of our consolidated financial statements, (ii) our compliance with legal and regulatory requirements that may impact our consolidated financial statements or financial operations, (iii) the independent auditor's qualifications and independence and (iv) the performance of our independent auditor and internal audit function. Our Compensation Committee was established for the primary purpose of (i) overseeing our efforts to attract, retain and motivate members of our senior management team in partnership with the chief executive officer, (ii) to carry out the board's overall responsibility relating to the determination of compensation for all executive officers, (iii) to oversee all other aspects of our compensation and human resource policies and (iv) to oversee our management resources, succession planning and management development activities. We also have established a Risk Oversight Committee comprised of a group of senior executives to oversee the management of our business risks.

        In addition to various committees, we have written policies and procedures that govern the conduct of business by our advisors, our employees, our relationship with clients and the terms and conditions of our relationships with product manufacturers. Our client and advisor policies address the extension of credit for client accounts, data and physical security, compliance with industry regulation and codes of ethics to govern employee and advisor conduct among other matters.

        Our Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions by our executive officers. Specifically, we believe that our compensation plans and process avoid:

  •
  a compensation mix overly weighted toward annual bonus awards;

  •
  an excessive focus on stock option awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

  •
  unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.

        We believe that our current business process and planning cycle fosters the following behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executive officers:

  •
  we have defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational and compliance policies and practices;

  •
  annual review of corporate and individual objectives of the executive officers to align these goals with our annual operating and strategic plans, achieve the proper risk reward balance, and not encourage unnecessary or excessive risk taking;

  •
  incentive awards are based on a review of a variety of indicators, including both financial performance and strategic achievements, reducing the potential to concentrate on one indicator as the basis of an annual incentive award;

  •
  the mixes between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests;

  •
  discretionary authority by the Compensation Committee to adjust annual bonus funding and payments reduces business risk associated with our cash bonus program; and

  •
  stock option awards vest over a period of time. As a result of the longer time horizon to receive the value of a stock option award, the prospect of short-term or risky behavior is mitigated.

Communicating with the Board of Directors

        Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address: Board of Directors, c/o Secretary, LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108. Communications will be distributed to the chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

BOARD OF DIRECTOR COMPENSATION

        In February 2011, our Board approved revisions to our compensation policy to authorize payment of Board and committee fees to all of our independent directors. All independent directors receive a $50,000 annual retainer, a $1,500 attendance fee for each regular meeting, and a $750 attendance fee for each committee meeting. The Audit Committee Chairperson receives an additional $15,000 as part of his annual retainer while the Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson each receive an additional $10,000 as part of his annual retainer. Each other Audit Committee, Compensation Committee and Nominating and Governance Committee member receives an additional $3,000 as part of his annual retainer.

        Mr. Casady does not receive any additional compensation for his service as director. In the past, grants of stock options have supplemented the compensation paid to certain directors. In March 2010, we adopted the Director Restricted Stock Plan for our non-employee directors, pursuant to which we began granting restricted stock to certain directors. Upon the adoption of our 2010 Omnibus Equity Incentive Plan, we now make annual grants under this plan of restricted shares of Common Stock valued at $100,000 (based on the stock price at the close of the market on the grant date) to each non-employee director, with vesting to occur on the second anniversary of the grant date. These grants of equity serve to further align our directors' interests with the interests of our stockholders.

        The following table sets forth the compensation each of the non-affiliated directors received from us for service on the Board for the fiscal year ended December 31, 2010.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(1)	Total ($)
Richard W. Boyce(1)	2010	—	—	—	—	—	—	—
John J. Brennan	2010	80,250	99,998	—	—	—	—	180,248
James S. Putnam(1)	2010	—	—	—	—	—	—	—
Erik D. Ragatz(1)	2010	—	—	—	—	—	—	—
James S. Riepe	2010	78,500	99,998	—	—	—	—	178,498
Richard P. Schifter(1)	2010	—	—	—	—	—	—	—
Jeffrey Stiefler	2010	68,750	99,998	—	—	—	—	168,748
Allen R. Thorpe(1)	2010	—	—	—	—	—	—	—

(1)
Beginning in 2011, pursuant to the revision of our director compensation policy, each of these directors will also be receiving payment for their services.

(2)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted to certain directors in 2010. The grant date weighted fair value per share of the awards granted to these directors in 2010 was $28.06. For a description of the assumptions used in calculating the fair value of equity awards, see Note 15 to our financial statements in our Form 10-K report for the year ended December 31, 2010.

        In addition to the payments disclosed in the table above, our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

        Upon joining our Board of Directors, Messrs. Brennan, Riepe, and Stiefler each purchased shares of our Common Stock to further align their interests with those of our stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2010, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes our executive compensation programs and policies and reviews actions taken by our Compensation Committee with respect to the 2010 compensation of the executive officers listed in the Summary Compensation Table below (the "named executive officers" or "NEOs").

Overview and Philosophy

        The executive compensation program for our named executive officers is designed to closely align their interests with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success. That alignment has been achieved principally by ensuring that a significant portion of compensation is directly related to the financial strength and sustainability of our firm. We believe that this philosophy of seeking to align the interests of our executive management with those of stockholders has been a key contributor to the growth and successful performance of our firm.

        In addressing compensation, the Compensation Committee attempts to balance short-term and long-term components to properly reward performance, encourage retention and assure executive pay is competitive with that of executives at comparable companies in our industry. The elements of our executive compensation program are base salary, annual cash bonus, and a long-term equity incentive program. In setting executive compensation levels, consideration is given to the totality of the compensation rather than individual elements.

        Total executive compensation, including equity-based compensation, is highly dependent on the executive's performance, experience, responsibility and our financial results. A significant portion of each executive's compensation is variable and directly dependent upon performance against pre-determined corporate goals.

Role of Compensation Committee

        Our Compensation Committee is composed entirely of independent directors under the listing rules of The NASDAQ Global Select Market and is responsible for establishing and overseeing our compensation philosophy and our executive compensation policies and programs. Our Compensation Committee, or a subcommittee thereof, reviews and approves the total compensation payable to each of our named executive officers, as well as the structure and implementation of the Company's overall compensation program. The Compensation Committee's charter sets forth the Compensation Committee's responsibilities. The Compensation Committee recommends any revisions to such charter to the board of directors for approval.

Role of Executive Officers

        Our chief executive officer annually reviews the individual performance of each of his direct reports, including the other named executive officers, and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person's base salary level, annual cash bonus, and long term equity award. Our chief executive officer, our president and chief operating officer, and our managing director, human capital attend Compensation Committee meetings (although they leave the meetings during discussions of compensation actions affecting them personally) and assist the Compensation Committee in determining the final compensation levels for our named executive officers.

Role of Compensation Consultants

        In establishing total target compensation levels for our named executive officers, the Compensation Committee determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high performing, qualified executives. In the past, and most recently in 2009, Hewitt Associates and McLagan Inc. (together, the "Compensation Consultants") were engaged by the company to provide executive compensation consulting services to the Compensation Committee and management. Neither the Company nor the Compensation Committee retained the Compensation Consultants in 2010.

        In 2009, the Compensation Consultants provided a review of executive compensation based on a select group of financial services companies with similar operating characteristics and market capitalization to the Company, which we refer to as our peer group. We did not tie total compensation, or individual elements of compensation (base salary, annual bonus and long-term equity, or individual elements of compensation to a specific percentile of compensation of our peer group. Rather, we used information for our peer group to provide us with insight on market compensation practices and program designs with respect to base salary and short- and long-term incentives for companies comparable to us. The companies within our peer group consist of:

Ameriprise Financial, Inc.	Jeffries Group, Inc.
Automatic Data Processing, Inc.	Knight Capital Group, Inc.
Broadridge Financial Solutions, Inc.	MF Global Holdings Ltd
Charles Schwab & Co., Inc.	National Financial Partners Corp.
DST Systems, Inc.	Penson Worldwide, Inc.
E*Trade Financial Corp.	Raymond James Financial, Inc.
Fidelity National Information Systems	SEI Investments Company
Fiserv, Inc.	Stifel Financial Corp.
GFI Group Inc.	TD Ameritrade Inc.
Investment Technology Group, Inc.	Waddell & Reed Inc.

        It was not considered necessary for the Compensation Consultants to update this analysis for 2010. As companies comprising our peer group change due to merger, acquisition, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group. Our goal is to ensure that we continue to measure our compensation practices against organizations from which we may recruit key executives, or otherwise consider as important benchmarks in our industry.

Base Salary

        The base salary element is designed to provide our named executive officers with a stable income stream that is commensurate with their experience and responsibilities and reflect competitive market conditions. The base salaries of the named executive officers are set based on the responsibilities of the individual, taking into account the individual's skills, experience, prior compensation levels, and market compensation for our peer group. We review base salary for the named executive officers annually.

Incentive Compensation

        We have adopted an annual compensation program to provide our named executive officers with cash incentive awards, after review and finalization by our Compensation Committee, based on individual and Company performance. We have also adopted a long-term equity incentive program designed to provide equity compensation primarily linked to longer-term performance.

Cash Bonus Awards

        We establish annual cash bonus opportunities for our named executive officers based on proposed goals, prior compensation levels, and market compensation for comparable positions within our peer group. We believe that these cash bonuses provide a significant incentive to our named executive officers to work towards achieving our company objectives as they are tied to certain of our key performance measures. These cash bonuses are discretionary as to the amount, timing, and conditions, subject to the terms of the plan under which they are awarded and the named executive officer's employment agreement. For 2010, cash bonuses were issued to our named executive officers pursuant to our LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan and our general employee bonus pool. In 2011, subject to achievement of performance goals, we also expect to grant cash bonuses to our named executive officers under the LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan and our general employee bonus pool.

        Our Compensation Committee evaluates our cash bonus award opportunities with the goal of setting the total target compensation opportunity for each named executive officer at a level the Compensation Committee believes represents the value the named executive officer contributes to our success and maintains a competitive position with our peer group.

        Our cash bonus awards tie a significant portion of the overall compensation of each named executive officer to key corporate objectives and stated financial goals of our company, which are established annually. Together with our Compensation Committee, we determine whether the target bonuses are paid based on the company's performance and profitability. Our Compensation Committee also has the discretion, subject to the terms of the various bonus awards and applicable employment agreements, to pay bonuses above and below the established amounts.

Goals, Objectives and Performance Evaluation

        Our named executive officers are primarily responsible for ensuring that the Company achieves our annual and long-term financial results. At the beginning of each year, our Compensation Committee agrees with management on the goals and objectives for our named executive officers for the upcoming year. In evaluating compensation at the end of the year, our Compensation Committee considers the Company's financial results as well as qualitative factors that will impact our ability to sustain results and create long-term value for stockholders. These factors are assessed each year by our chief executive officer, president and chief operating officer, and managing director, human capital, together with our Compensation Committee.

        Specific goals and objectives established for 2010, against which performance for our named executive officers was judged at year-end, were the following:

  •
  Delivering financial results, including an adjusted EBITDA target of approximately $390 million, by attaining sales and expense goals;

  •
  Sustaining and improving service levels, as measured by surveys of LPL Financial advisor satisfaction;

  •
  Driving actions associated with improving employee engagement, as measured by annual employee engagement surveys, employee turnover and employee sentiment; and

  •
  Attracting new advisors and financial institutions as measured through business development efforts, as well as driving growth and efficiency in the practices of existing advisors.

        In assessing the performance of our named executive officers during 2010, the Compensation Committee considered their performance against these and other objectives and noted the following:

  •
  The Company's balance sheet was strengthened in 2010 and adjusted EBITDA of approximately $413 million was generated, which was approximately $23 million ahead of our 2010 target. This result was achieved primarily by attaining our sales goals and by managing our general and administrative expenses.

  •
  2010 was a solid year for us in the area of service. We have continued to improve service satisfaction, as reflected by our Northstar survey results and our Net Promoter Score.

  •
  Employee engagement trended positive in 2010. In particular, both communication and transparency efforts contributed to the positive year-over-year improvement as measured by our employee engagement scores.

  •
  494 net new advisors were added during the year ending December 31, 2010. This success was achieved against a backdrop of an industry-wide slowdown in advisor movement. A year-long focus on building a high-quality lead pipeline paid off in the fourth quarter, with very strong end-of-year results.

        As we look forward to achieving our goals and objectives for 2011, the Compensation Committee has recommitted our management team to the same long-term goals adopted in 2010, while also asking management to focus upon the following:

  •
  Managing our risk profile and promoting sound decision-making to maintain high standards of compliance with respect to regulatory and other applicable risk-related requirements;

  •
  Advocating for our business model through work in government relations and with industry regulatory bodies;

  •
  Creating future market and platform expansion through innovation and investment in new platforms, capabilities and acquisitions that foster the long-term growth of the Company and maintain competitiveness; and

  •
  Institutionalizing productivity and efficiency efforts in alignment with service and employee engagement.

2010 Named Executive Officer Cash Bonus Awards

        For the year ended December 31, 2010, the target dollar amount for the annual cash bonus for each of our named executive officers, based on 100% achievement of the metric targets discussed above, were as follows:

Mark S. Casady, Chairman and Chief Executive Officer	$2,225,000
Esther M. Stearns, President and Chief Operating Officer	$1,100,000
Robert J. Moore, Chief Financial Officer and Treasurer	$1,100,000
William E. Dwyer, Managing Director, President—National Sales and Marketing	$625,000
Dan H. Arnold, Managing Director, Divisional President, Financial Institution Services	$400,000

        Our chief executive officer met with the Compensation Committee in December 2010 to discuss our actual performance compared to 2010 corporate objectives. The Compensation Committee determined that the primary 2010 goals and objectives were fully achieved and awarded cash bonuses for each named executive officer in the following amounts:

Mark S. Casady, Chairman and Chief Executive Officer	$2,225,000
Esther M. Stearns, President and Chief Operating Officer	$1,100,000
Robert J. Moore, Chief Financial Officer and Treasurer(1)	$1,298,000
William E. Dwyer, Managing Director, President—National Sales and Marketing	$625,000
Dan H. Arnold, Managing Director, Divisional President, Financial Institution Services	$400,000

(1)
Mr. Moore received a special bonus of $198,000 in December 2010 in recognition of his efforts related to the successful completion of our initial public offering.

Long-Term Equity Incentive Program

        The purpose of our Long-Term Equity Incentive Program is to retain key executives and incentivize achievement of goals that drive long-term stockholder value. We provide stock-based, long-term compensation for named executive officers through our stockholder-approved equity plans. Stock options entitle the holder to purchase during a specified time period, a fixed number of shares of our Common Stock at a set price. The plans provide for stock options and other types of awards, which vest over a period determined by the Compensation Committee, or a subcommittee thereof.

        The named executive officers currently have awards outstanding under the 2005 Stock Option Plan for Non-Qualified Stock Options (the "2005 NQ Option Plan"), the 2005 Stock Option Plan for Incentive Stock Options (the 2005 ISO Option Plan" and together with the 2005 NQ Option Plan, the "2005 Plans") and the 2008 Stock Option Plan (the "2008 Plan" and together with the 2005 Plans, the "Former Plans"). Following our initial public offering, grants will no longer be made under the Former Plans.

        To replace the Former Plans, we adopted our 2010 Omnibus Equity Incentive Plan (the "2010 Plan") that permits the granting of various types of awards to our key employees, directors, consultants and our advisors. Types of awards that may be granted are: stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, restricted stock units, performance awards, cash awards and other awards that are convertible into or otherwise based on stock. In December, 2010, each of our named executive officers was granted stock option awards under the 2010 Plan.

        The Compensation Committee, or a subcommittee thereof, acting upon the recommendation of our chief executive officer and managing director, human capital, recommends the number and type of equity awards to be issued to each named executive officer. The grants are not calculated based on a fixed formula but instead are determined based on the subjective judgment of the Compensation Committee, or a subcommittee thereof, in reviewing several factors. In determining option grants to our named executive officers, the Compensation Committee takes into account the level of responsibility of each of the named executive officers and the desire to tie their long-term compensation to the long-term success of our advisors and our stockholders. The Compensation Committee also seeks to give our named executive officers an incentive to stay with the Company.

        For 2010, stock options were issued to our named executive officers taking into account their past and current contributions to the company, the prospects for their future contributions, and as a way to incent future performance and retain their services for the Company. In addition, the Compensation Committee considered past equity grants to each named executive officer.

        With the exception of grants made to new employees and certain special grants, all equity grants to employees, including the grants of options to our named executive officers, were made on

December 22, 2010. Since the options vest ratably over a five-year period and will not be fully exercisable until December 2015, we believe the option grants provide an added incentive for our management team to strive for long-term performance and profitability.

162(m) Policy

        We are subject to the limits on deductibility of compensation set forth in Section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly-held companies a tax deduction of annual compensation in excess of $1 million paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer) employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established by a committee of independent directors and approved, as to their material terms, by that company's stockholders. We intend to structure our bonus and long-term equity incentive programs so that they qualify as performance-based compensation under Section 162(m). However, our Compensation Committee, or a subcommittee thereof, may approve compensation or changes to plans, programs, or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Employment Agreements

        In connection with our initial public offering, we entered into new employment agreements with Mr. Casady, Ms. Stearns, Mr. Moore, and Mr. Dwyer (together, the "NEO Employment Agreements"). The NEO Employment Agreements have a three-year term (five years in the case of Mr. Casady) with automatic annual renewal unless we provide notice of non-renewal within 90 days prior to the completion of the then-current term. In addition to the other terms of his NEO Employment Agreement set forth below, we have agreed in Mr. Casady's agreement to take steps to ensure that Mr. Casady is elected to and remains a member of the Board of Directors and, for so long as the company is a controlled company under the listing standards of The NASDAQ Global Select Market, is chairman of the Board of Directors.

        In January 2007, our subsidiary, UVEST Financial Services Group Inc. ("UVEST") entered into an employment agreement with Mr. Arnold. This employment agreement was executed in connection with our acquisition of UVEST. This agreement has a three-year term with automatic annual renewal unless UVEST provides notice of non-renewal within 90 days prior to the completion of the then-current term. This agreement, together with the NEO Employment Agreements, are referred to below as the "Employment Agreements."

Base Salaries

        Mr. Casady, Ms. Stearns, Mr. Moore, Mr. Dwyer, and Mr. Arnold receive an annual base salary for the 2011 fiscal year of no less than $800,000, $625,000, $625,000, $512,500, and $400,000, respectively. The Employment Agreements for our named executive officers provide that each such named executive officer is entitled to participate in the bonus plan that we may establish from time to time and in our equity incentive plans.

Intellectual Property, Confidentiality, and Non-Compete Clauses

        The Employment Agreements with Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer require each of them to promptly disclose and assign any individual rights that he or she may have in any intellectual property to us. These executives were also required to maintain confidentiality of all information that is confidential and proprietary to us, subject to customary exceptions.

        Under a non-compete provision in the Employment Agreements, Ms. Stearns, Mr. Moore, and Mr. Dwyer may not engage in prohibited competitive conduct for a period of:

  •
  twenty-four months in the event of termination without cause or for good reason during the initial term;

  •
  twenty-four months in the event of termination for cause, retirement or disability;

  •
  eighteen months in the event of nonrenewal of the employment agreement;

  •
  eighteen months in the event of termination without cause or for good reason during renewal periods and

  •
  twelve months in the event of voluntary termination without good reason, unless the company elects to pay severance, in which case the applicable period is twenty-four months.

        Under his Employment Agreement, Mr. Casady may not engage in prohibited competitive conduct for a period of:

  •
  twelve months in the event of termination without cause (including non-renewal), for good reason, for cause, as a result of retirement, or as a result of disability and

  •
  twelve months in the event of voluntary termination without good reason, unless the company elects to pay severance, in which case the applicable period is twenty-four months.

        Under his Employment Agreement, Mr. Arnold may not engage in prohibited competitive conduct for a period of twenty-four months in the event of termination.

Severance and Change-in-Control Payments

        Under the terms of the Employment Agreements with the named executive officers, we may be obligated to make severance payments following the termination of their employment. These benefits are described below under "—Potential Payments upon Termination or Change-in-Control."

        We, however, have no obligation to grant the executive officer any "gross-up" or other "make-whole" compensation for any tax imposed on payments made to the named executive officers, including "parachute payments." Under the Employment Agreements with Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer, severance payable following a change in control would be subject to a modified golden parachute cutback provision pursuant to which excess parachute payments would be reduced to the extent such reduction would result in greater after-tax benefits.

Nonqualified Deferred Compensation

        On November 19, 2008, we established an unfunded, unsecured deferred compensation plan to permit holders of stock options issued under the 2005 Stock Option Plan for Incentive Stock Options and 2005 Stock Option Plan for Non-Qualified Stock Options that were expiring in 2009 and 2010 to receive stock units of the 2008 Nonqualified Deferred Compensation Plan. Stock units represent the right to receive one share of Common Stock upon distribution. Distribution will occur at the earliest of (a) a date in 2012 to be determined by the board of directors; (b) a change in control of the company; or (c) death or disability of the participant. The issuance of stock units, which occurred in December 2008, is not taxable for federal and state income tax purposes until the participant receives a distribution under the deferred compensation plan.

401(k) Plan

        We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of all eligible employees, including our named executive officers (on the same basis as all eligible employees). Under the terms of the 401(k) Plan, employees may elect to make tax deferred compensation up to the statutorily prescribed limit. After one year of service, we match contributions in an amount equal to the lesser of (a) 20% of the amount designated by the employee for withholding and (b) 2% of the employee's eligible compensation (the "Employer Match"). An employee's interests in his or her deferrals are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made. We provide this benefit to all of our eligible employees, and it is provided to our named executive officers on the same basis as all other eligible employees.

        In February 2011, we announced a retroactive supplemental increase of the Employer Match for 2010 from 2% of the employee's eligible compensation to 4% of the employee's eligible compensation. In addition, we announced an increase in the Employer Match for 2011 to 3% of the employee's eligible compensation.

Stock Ownership Guidelines

        We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with our stockholders. Under the guidelines, our executive officers are required to achieve and maintain ownership of Common Stock at a specified threshold that will be based on a percentage of the average annual options granted to the executive in 2008 and thereafter. Unless and until the specified threshold is achieved, the guidelines will limit the executive's ability to transfer shares underlying these option grants, except for transfers that are below a specified annual limit, that are for estate planning purposes or that are approved by the Compensation Committee. Our stock ownership guidelines may be found on our website at www.lpl.com.

        In connection with our initial public offering, Mr. Casady, Ms. Stearns, Mr. Moore, and Mr. Dwyer also entered into a Management Stockholders' Agreement with us, pursuant to which these individuals each agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following the initial public offering. Details of these restrictions may be found below under "Certain Relationships and Related Transactions—Stockholders' and Management Stockholders' Agreements."

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS

        The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Allen R. Thorpe, Chairperson Richard W. Boyce John J. Brennan James S. Riepe
April 4, 2011

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.

Summary Compensation Table

        The following table sets forth information concerning the total compensation for the years ended December 31, 2008, 2009, and 2010 for the persons who serve as the chief executive officer, chief financial officer, and the other three most highly compensated executive officers of our company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark S. Casady	2010	800,000	2,225,000	—	2,677,905	—	—	39,820	(5)	5,742,725
Chairman; CEO	2009	800,000	1,500,000	—	1,414,440	—	—	10,738	(6)	3,725,178
	2008	800,000	1,032,742	—	—	—	—	10,707	(7)	1,843,449
Robert J. Moore(3)	2010	600,000	1,298,000	—	1,696,007	—	—	28,527	(8)	3,622,534
CFO	2009	600,000	350,000	—	2,215,413	—	—	157,569	(9)	3,322,982
	2008	198,077	378,910	—	1,352,352	—	—	27,236	(10)	1,956,575
Esther M. Stearns	2010	625,000	1,100,000	—	1,696,007	—	—	12,740	(11)	3,433,747
President, COO	2009	625,000	650,000	—	942,960	—	—	9,865	(12)	2,227,825
	2008	531,250	497,846	—	783,200	—	—	5,912	(13)	1,818,208
William E. Dwyer	2010	491,667	625,000	—	1,142,573	—	—	10,799	(14)	2,270,039
Managing Director	2009	450,000	450,000	—	589,350	—	—	10,673	(15)	1,500,023
President, National	2008	450,000	243,134	—	342,650	—	—	10,913	(16)	1,046,697
Sales and Marketing
Dan H. Arnold(17)	2010	400,000	400,000	—	714,108	—	—	856,585	(18)	2,370,693
Managing Director,	2009	—	—	—	—	—	—	—		—
Divisional President,	2008	—	—	—	—	—	—	—		—
Financial Institution Services

(1)
Includes the dollar value of base salary earned by each named executive officer

(2)
Includes the dollar value of bonus earned by each named executive officer

(3)
Mr. Moore joined the Company in September 2008; accordingly, his compensation for 2008 reflects services for a partial year.

(4)
These amounts reflect the grant date fair value of the stock options as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards.

(5)
Includes $31,047 relating to personal use of company chartered aircraft, $7,905 relating to automobile lease payments and related expenses and $868 in securities commissions

(6)
Includes automobile lease payments and related expenses and securities commissions

(7)
Includes automobile lease payments and related expenses and securities commissions

(8)
Includes $18,962 of taxable relocation expenses, $7,977 relating to personal use of company chartered aircraft, and $1,588 relating to automobile lease payments and related expenses

(9)
Includes $156,548, the aggregate incremental cost of taxable relocation expenses and $1,021, the aggregate incremental cost relating to automobile lease payments and related expenses

(10)
Includes $26,891, the aggregate incremental cost of taxable relocation expenses and $345, the aggregate incremental cost relating to automobile lease payments and related expenses

(11)
Includes automobile lease payments and related expenses, medical taxable fringe benefits, and securities commissions

(12)
Includes automobile lease payments and related expenses, securities commissions and medical taxable fringe benefits

(13)
Includes automobile lease payments and related expenses, securities commissions and medical taxable fringe benefits

(14)
Includes automobile lease payments and related expenses and securities commissions

(15)
Includes automobile lease payments and related expenses and securities commissions

(16)
Includes automobile lease payments and related expenses and securities commissions

(17)
Mr. Arnold was not a named executive officer in 2009 or 2008. His compensation is therefore only disclosed for the year ended December 31, 2010.

(18)
Includes $5,377 relating to automobile lease payments and $455,822 relating to the forgiveness of loan in connection with Mr. Arnold becoming an executive officer of the Company, and related tax gross-up payment of $395,386

2010 Grants of Plan-Based Awards

        We have provided the following Grants of Plan-Based Awards table to provide additional information about stock option awards granted to our named executive officers during the year ended December 31, 2010.

Name	Grant Date	Option Awards: Securities Underlying Options (#)(1)	Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Mark S. Casady	12/22/2010	150,000	$34.61	$2,677,905
Robert J. Moore	12/22/2010	95,000	$34.61	$1,696,007
Esther M. Stearns	12/22/2010	95,000	$34.61	$1,696,007
William E. Dwyer	12/22/2010	64,000	$34.61	$1,142,573
Dan H. Arnold	12/22/2010	40,000	$34.61	$714,108

(1)
This represents the number of stock options awarded. These awards are scheduled to vest over a five year period in five equal tranches with the first tranche vesting on the first anniversary of the grant date.

(2)
These amounts are the grant date fair value of the stock options as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on December 22, 2010 were: (i) an expected life of 6.5 years for each option; (ii) dividend yield of 0.0%; (iii) expected stock price volatility of 49.15%; and (iv) a risk-free rate of return of 2.74%.

Outstanding Equity Awards at December 31, 2010

        The following table shows information relating to unexercised options and restricted stock that has not vested and equity incentive plan awards for each named executive officer as of December 31, 2010. Except as otherwise noted, awards have a 10-year term and are scheduled to vest over a five-year period in five equal tranches with the first tranche vesting on the first anniversary of the grant date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Mark S. Casady	24,000	96,000		—	22.08	09/14/2019
	—	150,000		—	34.61	12/22/2020
Robert J. Moore	48,000	72,000		—	26.33	09/09/2018
	—	130,000	(1)	—	19.74	06/12/2019
	16,000	64,000		—	22.08	09/14/2019
	—	95,000		—	34.61	12/22/2020
Esther M. Stearns	32,000	48,000		—	27.80	02/05/2018
	16,000	64,000		—	22.08	09/14/2019
	—	95,000		—	34.61	12/22/2020
	267,160	—		—	1.35	11/30/2013
William E. Dwyer	667,920	—		—	1.49	05/31/2014
	14,000	21,000		—	27.80	02/05/2018
	10,000	40,000		—	22.08	09/14/2019
	—	64,000		—	34.61	12/22/2020
	20,000	30,000		—	27.80	02/05/2018
	4,000	16,000		—	22.08	09/14/2019
Dan H. Arnold	—	40,000		—	34.61	12/22/2020

(1)
This award is scheduled to vest completely on the third anniversary of the grant date.

 2010 Options Exercised and Stock Vested

        The following table sets forth the options exercised and stock vested during the year ended December 31, 2010 relating to the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Value Realized on Vesting ($)
Mark S. Casady	3,907,120	110,680,695	(1)	—
Robert J. Moore	—	—		—
Esther M. Stearns	2,003,760	56,345,731	(2)	—
William E. Dwyer	567,740	15,962,310	(3)	—
Dan H. Arnold	—	—		—

(1)
These options were comprised of the following grants: (a) 2,003,650 stock options granted on May 2, 2003, (b) 500,910 stock options granted on November 30, 2003, and (c) 1,402,560 stock options granted on May 31, 2004. These options were exercised on November 17, 2010 at exercise prices of $1.88, $1.35, and $1.49 respectively, resulting in a value realized of $110,680,695.

(2)
These options were comprised of 2,003,760 stock options granted on May 2, 2003. These options were exercised on November 17, 2010 at an exercise price of $1.88 resulting in a value realized of $56,345,731.

(3)
These options were comprised of the following grants: (a) 13,360 stock options granted on January 15, 2002, and (b) 554,380 stock options granted on May 2, 2003. These options were exercised on November 17, 2010 at exercise prices of $2.07 and $1.88, respectively, resulting in a value realized of $15,962,310.

Non-Qualified Deferred Compensation for the
Year Ended December 31, 2010

        The following table shares information relating to non-qualified deferred compensation stock units for each named executive officer as of December 31, 2010:

	Non-qualified Deferred Compensation
	For the Year Ended December 31, 2010
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year($)(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/10($)(1)
Mark S. Casady	—	—	—	—	—
Robert J. Moore	—	—	—	—	—
Esther M. Stearns	—	—	8,137,818	—	22,837,378
William E. Dwyer	—	—	1,233,131	—	3,460,569
Dan H. Arnold	—	—	—	—	—

(1)
Amounts included herein do not constitute above-market or preferential earnings and therefore are not reported as compensation in the Summary Compensation Table.

 Potential Payments upon Termination or Change in Control

        The following table presents, for each named executive officer, the potential post-employment payments upon a termination or change in control and assumes that the triggering event took place on December 31, 2010. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change-in-control benefits to which they would be entitled under the Employment Agreements.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Death and Disability ($)		Change-in- Control ($)(9)
Mark S. Casady	Severance(1)	3,025,000		—		—
	Bonus(2)	2,225,000		2,225,000		—
	Stock Options(3)	342,960		1,978,800		1,978,800
	Health Care Benefit	57,119	(4)	22,997	(5)	—
Robert J. Moore	Severance(6)	2,550,000		—		—
	Bonus	1,100,000		1,1,00,000		—
	Stock Options(3)	710,560		4,677,100		4,677,100
	Health Care Benefit	49,558	(4)	19,469	(5)	—
Esther M. Stearns	Severance(6)	2,587,500		—		—
	Bonus(2)	1,100,000		1,100,000		—
	Stock Options(3)	502,880		1,996,000		1,996,000
	Health Care Benefit	50,062	(4)	19,469	(5)	—
William E. Dwyer	Severance(7)	2,250,000		—		—
	Bonus(2)	625,000		625,000		—
	Stock Options(3)	32,915,873		33,780,083		33,780,083
	Health Care Benefit	56,259	(4)	21,706	(5)	—
Dan H. Arnold	Severance(8)	1,200,000		—		—
	Bonus(2)	—		400,000		—
	Stock Options(3)	228,560		784,700		784,700
	Health Care Benefit	—		—		—

(1)
Represents payment under Employment Agreements of a severance multiplier of 1 times the named executive officer's base salary and target bonus for the year of termination

(2)
Represents payment under Employment Agreements of target bonus for the year of termination

(3)
Represents exercise by named executive officer of all vested stock options upon termination without cause or for good reason or in case of termination for death or disability and of all vested and unvested stock options upon change-in-control. See "—Stock Options." Amounts are based on a value of $36.37 per share, which we believe is the fair market value as of December 31, 2010

(4)
Represents estimated payment covering two years of continued participation of named executive officer and his or her family under the Company's group life, health, dental and vision plans

(5)
Represents lump sum payment under Employment Agreements equal to the costs of COBRA coverage for the executive officer and his or her family for a one-year period

(6)
Represents payment under Employment Agreements of 75% of a severance multiplier of 2 times the executive officer's base salary and target bonus for the year of termination

(7)
Represents payment under Employment Agreement of a severance multiplier of 2 times the executive officer's base salary and target bonus for the year of termination

(8)
Represents payment under Employment Agreement of a pro rata portion of the executive officer's bonus and 24 months of the executive officer's base salary

(9)
If the named executive officer's employment with us is terminated without cause or for good reason in connection with a change-in-control, he or she would also be eligible for the payments under the column titled "Without Cause or For Good Reason."

Termination without Cause or for Good Reason

        Under the terms of the New Agreements, if any of Mr. Moore, Ms. Stearns or Mr. Dwyer is terminated without cause or for "good reason," then we must pay, subject to compliance with post-termination restrictive covenants (see "—Employment Agreements—Intellectual Property, Confidentiality and Non-Compete Clauses") and execution of a release of claims, an amount equal to:

  •
  Severance multiplied by 2 for terminations during the initial term and 1.5 thereafter (including non-renewal by us);

  •
  Any and all accrued but unpaid compensation, vacation and business expenses (the "Accrued Compensation");

  •
  A pro-rated annual bonus based on actual performance for the year of termination (not to exceed the pro-rated target bonus) (the "Pro-Rata Actual Bonus"); and

  •
  2 years continued participation under our group life, health, dental and vision plans in which the named executive officer was participating immediately prior to the date of termination (the "Continued Benefits Participation").

        Under his Employment Agreement, if Mr. Casady is terminated without cause or for "good reason," he is entitled to:

  •
  Severance multiplied by one;

  •
  Accrued Compensation;

  •
  The Pro-Rata Actual Bonus; and

  •
  Continued Benefits Participation.

        "Cause" under the Employment Agreements means:

  •
  the intentional failure to perform his or her duties or gross negligence or willful misconduct in the regular duties or other breach of fiduciary duty or material breach of the employment agreement that remains uncured after 30 days' notice;

  •
  conviction of a felony; or

  •
  fraud, embezzlement or other dishonesty that has a material adverse effect on us.

        "Change-in-control" under the Employment Agreements, subject to certain exceptions, means the consummation of:

  •
  any consolidation or merger of the company with or into any other person, or any other similar transaction, whether or not we are a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either (1) representing less than 50% of the equity interests or voting power of the company or the surviving entity or (2) that does not have directly or indirectly have the power to elect a majority of the entire board or other similar governing body; or

  •
  a sale or disposition of all of our assets.

provided that, notwithstanding the foregoing, a "change-in-control" does not include (1) an event described in the three bullets above if the stockholders entitled to vote immediately prior to the event own, directly or indirectly, 50% or more of the voting stock of the resulting, surviving, or acquiring corporation or (2) an initial public offering.

        Under the terms of his Employment Agreement, if Mr. Arnold is terminated without cause or for good reason, then we must pay (i) base salary payable through the month in which his termination of employment occurs, (ii) reimbursement for reasonable business expenses incurred; (iii) such employee benefits, if any, as to which Mr. Arnold may be entitled notwithstanding the termination of employment under the employee benefit plans of the Company (together with (i) and (ii), the "Accrued Rights"), (iv), base salary for 24 months, and (v) a pro rata portion of his bonus, if any, for the year in which the death occurs.

Termination Other than For Good Reason

        Upon termination by the executive other than for good reason, each of Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer would be subject to a one-year non-compete covenant and would be entitled to receive Accrued Compensation. However, at the board of director's discretion, and subject to such named executive officer's continuous compliance with post-termination restrictive covenants relating to confidentiality, intellectual property and non-competition (see "—Employment Agreements—Intellectual Property, Confidentiality and Non-Compete Clauses"), such named executive officer may be entitled to receive the same benefits as if the executive were terminated without cause or for good reason, except that the relevant severance multiplier would be one, and the executive would be subject to a non-competition covenant for two years.

        Under the terms of his Employment Agreement, upon termination of his employment other than for good reason, Mr. Arnold would be entitled to receive his Accrued Rights.

Death, Disability and Retirement

        For Mr. Casady, Ms. Stearns, Mr. Moore and Mr. Dwyer, upon termination due to death, such named executive officer's estate will be entitled to (1) Accrued Compensation, (2) a lump sum equal to one year of premiums (including administrative charges) of continued health and dental plan participation under COBRA by such executive and his or her dependents (the "COBRA Payment") and (3) the Pro-Rata Target Bonus. Upon termination for disability, which must have continued for six months during which the named executive officer received full salary and benefits, defined as the inability of the named executive officer to perform substantially all of his duties for six months, the named executive officer will receive (1) Accrued Compensation, (2) the COBRA Payment and (3) the Pro-Rata Target Bonus. Upon termination of employment, resulting from retirement at minimum age of 65, the named executive officer will be entitled to (1) Accrued Compensation and (2) the COBRA Payment.

        Upon termination due to death, Mr. Arnold's estate will be entitled to (i) the Accrued Rights and (ii) a pro rata portion of his bonus, if any, for the year in which the death occurs. Upon termination due to disability, Mr. Arnold shall be entitled to receive (i) the Accrued Rights, (ii) base salary for twelve months, and (iii) a pro rata portion of his bonus, if any, for the year in which the termination occurs.

Stock Options

        In accordance with the named executive officers' option agreements, unless otherwise agreed to by the Company, unvested stock options are cancelled upon termination of employment. Unless the named executive officer is terminated for cause, vested options will be exercisable for (1) two years following termination of employment by reason of retirement, but not later than the option expiration date, (2) 12 months following death or disability, in each case, not later than the option expiration date, and (3) 90 days following termination in other cases, but not later than the option expiration date.

        Under the 2005 NQ Option Plan, the 2005 ISO Option Plan and the 2008 Plan, in the event of a change-in-control, if the named executive officer's stock options will not be assumed, substituted or cashed out, all outstanding unvested options will vest and become exercisable prior to the change-in-control. Upon consummation of the change-in-control event, all outstanding but unexercised options will be terminated.

        Under the 2010 Plan, all outstanding unvested options held by a named executive officer will vest upon the occurrence of a change-in-control.

        All stock options held by named executive officers as of December 31, 2010 were originally granted under our 2005 Plans, our 2008 Plan and our 2010 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below describes the "beneficial ownership" of our Common Stock as of March 1, 2011, by (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock of the Company; (ii) each of our directors and named executive officers, and (iii) all of our current directors and executive officers as a group. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(3) (#)	Percentage of Common Stock (%)
5% Stockholders
Hellman & Friedman LLC(1)	34,210,185	31.4%
TPG Partners, IV, L.P(2)	34,210,185	31.4%
Directors and Officers
Mark S. Casady(3)	1,635,204	1.5%
Esther M. Stearns(4)	765,816	0.7%
William E. Dwyer(5)	1,477,679	1.3%
Dan H. Arnold(6)	364,684	0.3%
Robert J. Moore(7)	64,000	0.1%
Stephanie L. Brown(8)	730,042	0.7%
Jonathan G. Eaton(9)	286,656	0.3%
Denise M. Abood(10)	73,134	0.1%
Christopher F. Feeney(11)	34,000	—%
Mark R Helliker(12)	28,000	—%
John J. McDermott(13)	6,000	—%
Jeffrey E. Stiefler(14)	127,432	0.1%
James S. Riepe(15)	91,432	0.1%
John J. Brennan	20,000	—%
Richard W. Boyce(16)	—	—%
Erik D. Ragatz(1)	—	—%
Richard P. Schifter(17)	—	—%
Allen R. Thorpe(1)	—	—%
James S. Putnam(18)	400,000	0.4%
All directors and executive officers as a group (19 persons)	6,104,079	5.5%

(1)
Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. beneficially own 34,210,185.10 shares of our Common Stock. The address for each of these funds is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Fl., San Francisco, CA 94111. Hellman & Friedman Investors V, L.P. is the sole general partner of Hellman & Friedman Capital Partners V, L.P. and Hellman & Friedman Capital Partners V (Parallel), L.P. Hellman & Friedman LLC is the sole general partner of each of Hellman & Friedman Investors V, L.P. and Hellman & Friedman Capital Associates V, L.P. The shares of the Company are owned of record by Hellman & Friedman Capital Partners V, L.P., which owns 30,077,594.70 shares, Hellman & Friedman Capital Partners V (Parallel), L.P., which owns 4,115,485.30 shares, and Hellman & Friedman Capital Associates V, L.P., which owns 17,105.10 shares. An investment committee of Hellman & Friedman LLC has sole voting and dispositive control over the shares of the Company. The investment committee is comprised of F. Warren Hellman, Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer; provided, however, that Mr. Steyer has no authority or voting rights with respect to investment committee decisions relating to the Company. Messrs. Ragatz and Thorpe serve as Managing Directors of Hellman & Friedman LLC, but neither of them serves on the investment committee. Each of the members of the investment committee, as well as Messrs. Ragatz and Thorpe, disclaim beneficial ownership of the shares in the Company, except to the extent of their respective pecuniary interest therein.

(2)
Includes 34,210,185 shares of Common Stock (the "TPG Stock") held by TPG Partners IV, L.P., a Delaware limited partnership ("TPG Partners IV"), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the TPG Stock. The address for each of TPG Partners IV, TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(3)
Consists of 1,279,204 shares that Mr. Casady holds directly, 162,000 shares that Mr. Casady holds indirectly, and 24,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. This also includes 170,000 shares of Common Stock held through the One Step Forward Foundation, Inc. over which Mr. Casady disclaims beneficial ownership.

(4)
Consists of 701,816 shares that Ms. Stearns holds directly and 64,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(5)
Consists of 218,483 shares that Mr. Dwyer holds directly, 233,116 shares that Mr. Dwyer holds indirectly, and 966,080 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. This also includes 60,000 shares of Common Stock held through The Dwyer Foundation, over which Mr. Dwyer disclaims beneficial ownership.

(6)
Consists of 330,684 shares that Mr. Arnold holds directly and 34,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(7)
Consists of 64,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(8)
Consists of 698,042 shares that Ms. Brown holds directly and 17,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. Ms. Brown holds directly through the Stephanie L. Brown Trust. This also includes 15,000 shares of Common Stock held through the Stephanie L Brown Foundation, over which Ms. Brown disclaims beneficial ownership.

(9)
Consists of 260,656 shares that Mr. Eaton holds directly and 26,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(10)
Consists of 39,134 shares that Ms. Abood holds directly and 34,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(11)
Consists of 34,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(12)
Consists of 28,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(13)
Consists of 6,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(14)
Consists of 71,942 shares that Mr. Stiefler holds through Stiefler Trust U/T/D 5/31/07, Jeffrey Stiefler and Suzanne Stiefler, Trustees and 55,490 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(15)
Consists of 35,971 shares that Mr. Riepe holds directly, 35,971 shares that Mr. Riepe holds through Stone Barn LLC, and 19,490 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(16)
Mr. Boyce, who is one of our directors, is a partner at TPG Capital, L.P., which is an affiliate of TPG Partners IV. Mr. Boyce has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Boyce is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(17)
Mr. Schifter, who is one of our directors, is a partner at TPG Capital, L.P., which is an affiliate of TPG Partners IV. Mr. Schifter has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Schifter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(18)
Mr. Putnam holds through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

        In accordance with the charter of our Audit Committee and our policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related person transactions.

        The policy with respect to related person transactions applies to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) that are reportable by the Company under paragraph (a) of Item 404 of Regulation S-K in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and (3) any immediate family member of the foregoing persons.

        In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related party transactions will require our Audit Committee to consider, among other factors it deems appropriate:

  •
  the related person's relationship to us and interest in the transaction;

  •
  the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

  •
  the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

  •
  the benefits to us of the proposed transaction;

  •
  if applicable, the availability of other sources of comparable products or services and

  •
  an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

        The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Agreements with Management

        We and certain members of senior management have entered into employment agreements. Certain of these terms and conditions are more fully described in "Executive Compensation—Employment Arrangements."

Stockholders' and Management Stockholders' Agreements

        We are currently party to a Stockholders' Agreement dated December 28, 2005, as amended, among the Company, certain investment funds affiliated with the Majority Holders, the founders, the executives who had entered into employment agreements as of the date of that agreement and certain other holders of Common Stock. In connection with our initial public offering, we amended this Stockholders' Agreement and terminated a majority of the rights and obligations that would otherwise survive the offering, including the registration rights, the right to require us to purchase shares upon an employee holder's termination and the ability of the Majority Holders to "drag along" other holders of

Common Stock in certain circumstances and the obligations of the holders of Common Stock relating thereto.

        In connection with our initial public offering, we entered into an agreement with certain of our stockholders including the Majority Holders that provides them with certain rights, including a right to designate a certain number of directors to our board of directors and registration rights, including the right to require us to effect a shelf registration pursuant to which the Majority Holders can sell shares, and demand and piggyback registration rights. Pursuant to this agreement, we agree to indemnify the Majority Holders and their affiliates from any losses arising directly or indirectly out of the Majority Holders' or their affiliates' actual, alleged or deemed control or ability to influence us or the actual or alleged act or omission of any Majority Holder's nominees, including for any alleged act or omission in connection with our initial public offering.

        In connection with our initial public offering, we also entered into an agreement with Mr. Casady, Ms. Stearns, Mr. Moore, Mr. Dwyer and Ms. Brown (together, the "Management Stockholders"), pursuant to which these individuals each agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following the initial public offering. Pursuant to this agreement, each Management Stockholder has agreed not to sell shares of Common Stock exceeding 8% of the aggregate amount of Common Stock in any year (including Common Stock issuable upon exercise of vested options) and restricted stock units, if any, that were held by such individual immediately prior to the initial public offering, subject to certain exceptions (including exceptions for transfers to family members, transfers pursuant to settlement agreements or domestic relations orders, transfers for estate planning purposes, transfers for charitable gifts and transfers in connection with tax liabilities due upon the deferred compensation plan payout). If the Management Stockholder does not sell the total number of permitted shares in a year, any remaining percentage will be carried over into the following year. In addition, based on the amounts sold by each Management Stockholder in connection with the initial public offering, Mr. Casady and Mr. Dwyer will be entitled to sell an additional 1.06% and 7.76%, respectively, in the first year. The agreement terminates upon the earliest of the fourth anniversary of our initial public offering or, with respect to any Management Stockholder, the death or disability of the Management Stockholder, the termination of such Management Stockholder's employment with us or a change in title and duties such that the executive no longer qualifies as an executive officer. The agreement may be amended or waived in an agreement signed by the Company and the Management Stockholder.

Stock Ownership Guidelines

        We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with our stockholders. These guidelines are discussed in further detail above under "Compensation Discussion and Analysis—Stock Ownership Guidelines."

Other Arrangements

        During the period since the beginning of our last fiscal year, we forgave loans in an aggregate amount of $1.3 million, including principal and interest, to four of our employees upon such employees becoming executive officers, which has been recorded as compensation and benefits expense within the consolidated statements of income. These included outstanding loans (in each case inclusive of accrued interest) of approximately $455,000 to Dan H. Arnold, Managing Director and Divisional President, Financial Institution Services; approximately $301,000 to Christopher F. Feeney, Managing Director, Chief Information Officer; approximately $251,000 to Mark R. Helliker, Managing Director, Broker-Dealer Support Services; and approximately $252,000 to John J. McDermott, Managing Director, Chief Enterprise Risk Officer. Mr. Arnold also received a payment of $398,458 from us to cover his resulting tax obligation.

        Artisan Partners Limited Partnership ("Artisan") pays fees to LPL Financial in exchange for product distribution and record-keeping services. Funds affiliated with one of the Majority Holders, Hellman & Friedman LLC, hold a minority interest in Artisan. During the year ended December 31, 2010, LPL Financial earned $2.3 million in fees from Artisan. Additionally, as of December 31, 2010, Artisan owed LPL Financial $0.6 million.

        American Beacon Advisor, Inc. ("American Beacon"), a company majority owned by one of the Majority Holders, TPG Capital, pays fees to LPL Financial in exchange for product distribution and record-keeping services. During the year ended December 31, 2010, LPL Financial earned $0.2 million in fees from American Beacon.

        XOJET, Inc. ("XOJET") which provides chartered aircraft services. LPL Financial paid $1.4 million to XOJET during the year ended December 31, 2010. One of the Majority Holders, TPG Capital, holds a minority interest in XOJET.

        Certain entities affiliated with SunGard Data Systems Inc. ("SunGard") provide LPL Financial with data center recovery services. One of the Majority Holders, TPG Capital, holds a minority interest in SunGard. LPL Financial paid $0.3 million to SunGard during the year ended December 31, 2010.

        One of the Majority Holders, TPG Capital, provided us certain consulting services. We paid $0.3 million to TPG Capital during the year ended December 31, 2010.

        In conjunction with the acquisition of UVEST Financial Services Group, Inc. ("UVEST"), we made full-recourse loans to certain members of UVEST's management (also selling stockholders), most of whom are now our stockholders. In February 2010, we forgave approximately $0.4 million to a stockholder. At December 31, 2010, there were no loans outstanding.

        Matthew Feeney, an immediate family member of Christopher Feeney, one of our executive officers, is an executive officer of CresaPartners. CresaPartners provides us and our subsidiaries real estate advisory, transaction and project management services. We paid $0.1 million to CresaPartners during the year ended December 31, 2010.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as "Deloitte") as our independent registered public accounting firm for 2011, and the Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.

        Although stockholder ratification of the selection of Deloitte is not required, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

        Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Fees Paid to Independent Registered Public Accounting Firm

        Aggregate fees for professional services rendered by Deloitte as of, and for, the years ended December 31, 2010, and 2009 were as follows:

Type of Services	2010	2009
Audit Fees(1)	$2,390,737	$2,981,697
Audit Related Fees(2)	1,509,643	331,305
Tax Fees(3)	239,850	361,684
All Other Fees(4)	—	118,590

Total	4,140,230	3,793,276

(1)
Audit Fees. These fees include services performed in connection with the audit of our annual financial statements included in our annual filing on Form 10-K; the review of our interim financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The 2010 and 2009 column includes amounts billed in 2011 and 2010, respectively, related to 2010 and 2009 audit fees, respectively.

(2)
Audit-Related Fees. These fees are for services provided such as accounting consultations and any other audit and attestation services not required by applicable law. The fees in 2010 include amounts incurred by the Company and paid to Deloitte for services in connection with the filings of registration statements in connection with the initial public offering of the Company's common stock.

(3)
Tax Fees. These fees include all services performed for non-audit related tax advice, planning and compliance services.

(4)
All Other Fees. These fees include fees for certain miscellaneous projects.

Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures for the pre-approval of all non-audit related services provided by our independent registered public accounting firm. These non-audit services include attestations of management reports on internal controls, general accounting research and consulting and tax services. The policy requires that prior to the provision of any non-audit related services, an engagement letter must be provided by the independent registered public accounting firm describing the scope of its engagement. Any engagements above $50,000 must be reviewed and authorized by the chairman of the Audit Committee and the chief financial officer after review and approval by the Audit Committee. The Audit Committee may delegate its pre-approval authority to one or more of its members. Engagements for $50,000 or less may be reviewed and authorized by the chief financial officer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the three directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the Nasdaq Global Select Market with respect to membership on audit committees).

        The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal controls over financial reporting. The Audit Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP ("Deloitte") for 2010 and 2009, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB"), including Statement on Auditing Standards No. 61, "Communication with Audit Committees", as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—"Communication with Audit Committees." Deloitte has also provided to the Committee their communication required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and the Audit Committee discussed with Deloitte the firm's independence. The Audit Committee also considered whether the provision by Deloitte of non-audit related services, which for 2010 and 2009 consisted primarily of tax services, is compatible with the independence standard. Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2010 and 2009 be included in the Company's Annual Report on Form 10-K for 2010, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2011.

John J. Brennan, Chairman James S. Riepe Jeffrey E. Stiefler

April 4, 2011

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Compensation Discussion and Analysis beginning on page 17 of this proxy statement describes our executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2010 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        As we describe in the Compensation Discussion and Analysis, our executive compensation is designed to closely align the interests of our named executive officers with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.

        We believe stockholders should focus on the following when reviewing our executive compensation:

Pay for Performance

  •
  Annual Cash Bonus Opportunities:  We establish annual cash bonus opportunities for our named executive officers based on proposed goals, prior compensation levels, and market compensation for comparable positions within our peer group. We believe that these cash bonuses provide a significant incentive to our named executive officers to work towards achieving our company objectives as they are tied to achievement of key performance measures.

  •
  Long Term Incentives:  The purpose of our long-term equity incentive program is to retain key executives and incentivize achievement of goals that drive long-term stockholder value. We provide stock-based, long-term compensation for named executive officers through our stockholder-approved equity plans. We believe this long-term incentive compensation motivates and rewards our named executive officers for sustaining longer term financial operational performance that should lead to increases in stockholder value.

Alignment with Long-Term Stockholder Interests

        Our executive compensation is heavily weighted towards variable, at risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance. In addition, we have adopted:

  •
  Stock Ownership Guidelines:  We focus our executives on long-term stockholder value by requiring that all members of our executive management committee own a significant amount of our stock.

  •
  Limitation on Equity Sales:  We have also entered into an agreement with our Management Stockholders, pursuant to which these individuals have agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following our initial public offering. Pursuant to this agreement, each Management Stockholder has agreed not to sell shares of Common Stock exceeding 8% of the aggregate amount of Common Stock in any year (including Common Stock issued upon exercise of vested options) and restricted stock units, if any, that were held by such individual immediately prior to the initial public offering, subject to certain exceptions. This is another way in which we align the interests of our senior most executives with maximization of stockholder value.

        For these reasons, the Board is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

        In Proposal 3, we are asking stockholders to cast an advisory vote for the compensation disclosed in this proxy statement that we paid in 2010 to our named executive officers. This advisory vote is referred to as a "say-on-pay" vote. In this Proposal 4, the Board of Directors is asking stockholders to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

  RESOLVED, that the stockholders of the Company recommend, in a non-binding vote, whether an advisory vote to approve the compensation of the Company's named executive officers should occur every one, two or three years.

        This vote, like the say-on-pay vote itself, is not binding on the Board. The Board believes that every three years is the appropriate frequency. Our executive compensation programs are intended to have a focus that is longer than the current year for which compensation is paid. As a result, the Board believes that our executive compensation programs should be evaluated over a period longer than one year because our programs are designed to reward performance over time, and three years is an appropriate period over which to evaluate the effectiveness of those programs. While we recognize that there are many views on the appropriateness of any interval of frequency, we believe that conducting an annual advisory vote on executive compensation may unnecessarily focus on short-term performance. However, if a plurality of votes are cast in favor of an interval other than three years, the Board intends to evaluate the frequency with which an advisory vote on executive compensation will be submitted to stockholders in the future.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE-YEAR OPTION AS THE FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

 STOCKHOLDER PROPOSALS AND OTHER MATTERS

        Stockholder Proposals for Inclusion in 2012 Proxy Statement.    To be eligible for inclusion in the proxy statement for our 2012 Annual Meeting, stockholder proposals must be received by the Company's Secretary no later than the close of business on December 6, 2011. Proposals should be sent to the Secretary, LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108, and follow the procedures required by SEC Rule 14a-8.

        Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2012 Annual Meeting.    Under our bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company's Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2012 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company's Secretary between January 19, 2012 and February 19, 2012. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

        Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

OTHER INFORMATION

        Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Secretary, LPL Investment Holdings Inc., One Beacon Street, Massachusetts 02108, telephone (617) 423-3644. Information on our website or connected to it is not incorporated by reference into this proxy statement.

Fulfillment 96523 95538 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/lpla Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date 2. Ratification of the appointment of the independent registered public accounting firm. 3. Approve, in an advisory vote, the execution compensation paid to the Company’s named executive officers. 4. Recommend, in a non-binding vote, the frequency of the advisory vote on executive compensation. Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 THROUGH 3 AND “3YEARS” ON ITEM 4. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 2 years 1 year 3 years Abstain 1. ELECTION OF DIRECTORS 01 Mark S. Casady 02 James S. Putnam 03 Richard W. Boyce 04 John J. Brennan 05 Erik D. Ragatz 06 James S. Riepe 07 Richard P. Schifter 08 Jeffrey E. Stiefler 09 Allen R. Thorpe (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions

Fulfillment 96523 95538 You can now access your LPL Investment Holdings Inc. account online. Access your LPL Investment Holdings Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for LPL Investment Holdings Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/lpla PROXY LPL INVESTMENT HOLDINGS INC. 2011 Meeting of Stockholders – May 19, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Mark S. Casady and Stephanie L. Brown, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of LPL Investment Holdings Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Meeting of Stockholders of the company to be held May 19, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)